Exhibit 99.1

Armata Pharmaceuticals Announces up to $5 Million Therapeutics Development Award from the

Cystic Fibrosis Foundation

Award to help fund a Phase 1/2 clinical trial of the company’s Pseudomonas aeruginosa phage candidate, AP-PA02, as a treatment for drug-resistant respiratory infections in cystic fibrosis patients

Armata to collaborate with the Cystic Fibrosis Therapeutics Development Network

MARINA DEL REY, California, March 18, 2020 – Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata”), a biotechnology company focused on precisely targeted bacteriophage therapeutics for antibiotic-resistant infections, today announced that the company has been awarded up to $5 million in a therapeutic development award from the Cystic Fibrosis Foundation (CFF). The award will help fund a Phase 1/2 clinical trial of the company’s Pseudomonas aeruginosa phage candidate, AP-PA02, as a treatment for Pseudomonas airway infections in people with cystic fibrosis (CF). Armata plans to conduct the clinical trial within the Cystic Fibrosis Therapeutics Development Network (TDN), the largest CF clinical trials network in the world. The network brings together experts from across the country to evaluate the safety and effectiveness of new CF therapies through well designed clinical studies.

“Last year, we expedited development of our Pseudomonas aeruginosa phage product candidate, AP-PA02, and elevated it to our lead development program based on the very encouraging results that we observed in our preclinical work,” said Todd R. Patrick, Chief Executive Officer of Armata. “We are pleased that the Cystic Fibrosis Foundation recognizes the potential of phage-based therapeutics as a potential treatment for Pseudomonas airway infections, which are a major cause of morbidity and mortality in people with CF. We are working vigorously to advance AP-PA02 through clinical development as efficiently as possible. We are grateful for the Foundation’s support.”

“Developing new approaches to treat drug resistant pathogens is critical,” said Michael P. Boyle, MD, President and Chief Executive Officer of the U.S. Cystic Fibrosis Foundation. “Better understanding of phage therapy has potential to significantly benefit people with CF as well as millions of others worldwide who are impacted by antibiotic resistant infections.”

Dr. Christopher H. Goss, the Co-Executive Director, TDN Coordinating Center, Seattle Children's Research Institute, and a Professor of Medicine and Pediatrics at the University of Washington, is expected to serve as the lead Principal Investigator for Armata’s upcoming clinical trial of AP-PA02. “The CF community continues to need novel approaches to serious lower airway infections. Armata is addressing this need with phage-based therapeutics. This approach addresses an important unmet need in the CF community and has implications for the treatment of serious infections outside of CF. I am excited to be working with Armata and look forward to the launch of this important clinical study,” said Dr. Goss.

AP-PA02 has been developed as a second-generation version of AP-PA01, which was featured in the peer-reviewed journal Infection following the successful treatment of a multidrug-resistant Pseudomonas aeruginosa infection in a cystic fibrosis patient. AP-PA02 is comprised of a mixture of complementary bacteriophages that provide improved host range, increased potency and aid in preventing the development of resistance.

About the Cystic Fibrosis Foundation

The Cystic Fibrosis Foundation is the world’s leader in the search for a cure for cystic fibrosis. The Foundation funds more CF research than any other organization, and nearly every CF drug available today was made possible because of Foundation support. Based in Bethesda, Md., the Foundation also supports and accredits a national care center network that has been recognized by the National Institutes of Health as a model of care for a chronic disease. The CF Foundation is a donor-supported nonprofit organization. For more information, visit www.cff.org.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of precisely targeted bacteriophage therapeutics for the treatment of antibiotic-resistant infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. In addition, in collaboration with Merck, known as MSD outside of the United States and Canada, Armata is developing proprietary synthetic phage candidates to target an undisclosed infectious disease agent. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing. For more information, visit www.armatapharma.com.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to the development of AP-PA02, including the anticipated initiation of a clinical trial of AP-PA02. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Armata's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata’s ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; Armata’s expected market opportunity for its products; and Armata’s ability to sufficiently fund its future operations as expected. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 25, 2019, Armata’s Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2019, as amended, and Armata's subsequent filings with the SEC. Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Steve Martin

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

858-800-2492

Armata Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

At Innoviva:

Dan Zacchei / Alex Kovtun
Sloane & Company
212-446-9500
dzacchei@sloanepr.com / akovtun@sloanepr.com